Exhibit 10.1

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT (this “Agreement”) is made and entered into as of September 1, 2011, between Specialized Technology Resources, Inc., a Delaware corporation (“Seller”), and Underwriters Laboratories Inc., a Delaware non-stock corporation (“Buyer,” and together with Seller, the “Parties” and each a “Party”).

RECITALS

A.                                   Seller and Buyer have entered into that certain Equity Purchase Agreement dated August 15, 2011 (the “Purchase Agreement”) by and among Seller, Buyer and STR Holdings, Inc., a Delaware corporation.

B.                                     To facilitate the transactions contemplated by the Purchase Agreement, Seller desires to provide to Buyer and its Subsidiaries, and Buyer desires to provide Seller and its Subsidiaries, certain services pursuant to the terms and conditions set forth herein.

AGREEMENT

In consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the Parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                      Definitions.  Capitalized terms used but not defined in this Agreement shall have the meanings assigned thereto in the Purchase Agreement.  In the case of capitalized terms defined herein by definitions inconsistent with the definitions ascribed to such terms in the Purchase Agreement, the definitions provided herein shall be regarded as controlling for the purposes of this Agreement.

ARTICLE II

SERVICES

Section 2.1                                      Description of Services.

(a)                                  On the terms and conditions of this Agreement, Seller shall provide, or cause a third party to provide pursuant to Section 2.2, the transition services set forth on Exhibit A (the services designated therein, as adjusted in accordance with this Agreement, collectively, the “Seller Services”), to Buyer and its Affiliates following the Closing.  Neither Buyer nor its Affiliates shall resell, assign or subcontract any of the Transition Services to any Person whatsoever or permit the use of the Seller Services by any Person other than Buyer or its Affiliates in the conduct of the Business in the ordinary course of business.  The Seller Services shall be specifically limited to those tasks described in Exhibit A unless specifically expanded by a duly executed amendment to this Agreement in accordance with its terms.

(b)                                 On the terms and conditions of this Agreement, Buyer shall provide, or cause a third party to provide pursuant to Section 2.2, the transition services set forth on Exhibit B (the services designated therein, as adjusted in accordance with this Agreement, collectively, the “Buyer Services”), to Seller and its Affiliates following the Closing.  Neither Seller nor its Affiliates shall resell, assign or subcontract any of the Buyer Services to any Person whatsoever or permit the use of the Buyer Services by any Person other than Seller or its Affiliates in the ordinary course of business.  The Buyer Services shall be specifically limited to those tasks described in Exhibit B unless specifically expanded by a duly executed amendment to this Agreement in accordance with its terms.

(c)                                  As used within this Agreement, “Transition Services” shall mean the Seller Services and the Buyer Services collectively.  For the purposes of this Agreement, each Party (or such Party’s Affiliates) providing Transition Services shall be a “Service Provider,” and each Party (or such Party’s Affiliates) receiving Transition Services shall be a “Service Recipient.”

(d)                                 Each Service Provider may modify, suspend or terminate any or all of the Transition Services, to the extent that such Service Provider determines in good faith that the provision or use of any of the Transition Services hereunder would violate any Law (or the demand or requirement of any Governmental Authority) applicable to such Service Provider or any of its Affiliates, and such Transition Services cannot be provided by an Affiliate of such Service Provider without violating such Law (or demand or requirement) or agreement; provided that such Service Provider shall (i) give notice to the relevant Service Recipient of any such modification, suspension or termination as promptly as reasonably practicable under the circumstances and (ii) use commercially reasonable efforts to minimize the economic or commercial impact on such Service Recipient of such modification, suspension or termination.  The Service Recipient and its Affiliates shall use commercially reasonable efforts to mitigate the economic or commercial impact upon such Service Recipient related to or arising from such modification, suspension or termination.

Section 2.2                                      Third Party Services.  The Parties hereto acknowledge and agree that certain of the Transition Services as identified on Exhibit A and Exhibit B to be provided under this Agreement have been and will be provided (in accordance with this Agreement) by a Person identified on Exhibit A or Exhibit B, as applicable, that is neither a Party nor an Affiliate or employee of any Party or its Affiliates (a “Third Party”).  To the extent such Transition Services are so provided, such responsible Service Provider shall use commercially reasonable efforts to cause such Third Party to provide such Transition Services to the relevant Service Recipient.  If any such Third Party is unable or unwilling to provide any such Transition Services, such responsible Service Provider shall, to the extent commercially reasonable, provide such Transition Services in an alternative manner.

Section 2.3                                      Consents.  Each Service Provider shall, and shall cause its Affiliates to, use its commercially reasonable efforts to obtain all such consents, approvals or authorizations necessary to allow such Service Provider to provide the Transition Services and to allow the relevant Service Recipient to access and use the Transition Services (collectively, the “Required Consents”); provided, however, that no Service Provider shall be obligated under this Agreement to pay any consideration, grant any concession or incur any liability to any Person to obtain any such Required Consent.  In the event that any Required Consent has not yet been obtained, then, unless and until such Required Consent is obtained, the Parties hereto shall cooperate with each other in any lawful and economically feasible alternative arrangement for each Service Recipient to access and use the Transition Services.  Any additional costs associated with providing an alternative arrangement pursuant to the previous sentence shall be borne 100% by such Service Recipient.  Notwithstanding the foregoing, the relevant Service Provider shall provide reasonable notice to such Service Recipient of the costs associated with the alternative arrangement and the Parties shall reasonably cooperate to mitigate such costs (including exploring alternative arrangements, if any).

Section 2.4                                      Standard of Services.  Each Service Recipient acknowledges that the Service Provider or its Affiliates may be providing similar services, and/or services that involve the same resources as those used to provide the Transitions Services, to their internal organizations, other Affiliates, and/or Third Parties.  Each Service Provider shall provide, and shall use commercially reasonable efforts to cause any relevant Third Party to provide, the Transition Services in a manner that is substantially similar in nature, quality and timeliness to the services provided to the Service Provider’s business prior to the Closing Date.

Section 2.5                                      Provision of Services

(a)                                  Employment and Supervision.  Each Service Provider shall have the sole responsibility to employ, pay, supervise, direct and discharge all of the personnel used in its provision of Transition Services hereunder.  Each Service Provider shall be solely responsible for the payment of all employee benefits and any other direct and indirect compensation for any of its personnel assigned to perform Transition Services under this Agreement, as well as such personnel’s worker’s compensation insurance, employment taxes, and other employer liabilities relating to such personnel as required by law.

(b)                                 Independence.  Each Service Provider shall be an independent contractor in connection with the performance of Transition Services hereunder for any and all purposes (including federal or state tax purposes), and the employees of such Service Provider performing Transition Services in connection herewith shall not be deemed to be employees or agents of the relevant Service Recipient or any of its Affiliates and nothing contained herein shall be deemed to create a joint venture or partnership.

Section 2.6                                      Service Interruption.  It is acknowledged and agreed by the Parties hereto that the Transition Services may not be provided on an uninterrupted basis.  Upon reasonable written notice to the relevant Service Recipient given the circumstances, a Service Provider or any relevant Third Party may temporarily interrupt the operation of facilities or systems of such Service Provider or such Third Party used to provide any Transition Services (which may result in the interruption of such Transition Services) whenever it is the commercially reasonable judgment of such Service Provider (or the relevant Third Party providing such Transition Services for such Service Provider) that such action is necessary or reasonably advisable, including for routine maintenance purposes.  With respect to any Transition Services provided by any Third Party, each Service Provider shall forward on a reasonably prompt basis to the relevant Service Recipient any notice received from any such Third Party regarding the interruption of such Transition Services.  Such Service Provider will be relieved of its obligations to provide such Transition Services during such temporary interruptions; provided that such Service Provider shall use commercially reasonable efforts to minimize each period of interruption and to schedule, to the extent reasonably practicable under the circumstances, such period of interruption so as to not materially inconvenience or materially impair the conduct of such Service Recipient’s business.  A Service Provider shall consult with the relevant Service Recipient prior to temporary interruptions to the extent reasonably practicable or, if not reasonably practicable, promptly thereafter.

Section 2.7                                      Force Majeure.

(a)                                  If any Service Provider, any of its Affiliates or any relevant Third Party is prevented from or delayed in complying, either totally or in part, with any of the terms or provisions of this Agreement for any reason beyond its reasonable control (including war, riot, rebellion, civil disturbances, terrorism, power failures, shortage of fuel, raw materials or components, nuclear accident, strikes, lockouts, labor disputes, flood, storm, fire and earthquake or other natural disasters or acts of God or conditions or events of nature, or any breach by any Third Party of any of such Third Party’s obligations to Seller or any of its Affiliates, or any other act or omission by any Third Party (collectively, each of the foregoing a “Force Majeure Event”), then upon notice to the relevant Service Recipient, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability, and such Service Provider shall not have any liability to the relevant Service Recipient, its Affiliates or any other Person in connection therewith.  Such Service Provider shall use commercially reasonable efforts to remove such disability as soon as reasonably possible; provided, however, that such Service Provider shall not be obligated under this Agreement to pay any consideration, grant any concession or incur any liability to any Person to remove such disability.  If any Service Provider or relevant Third Party is unable to provide any of the Transition Services due to such a disability, the Parties hereto shall use commercially reasonable efforts to cooperatively seek a solution that is mutually satisfactory.

(b)                                 Any Service Recipient may acquire any Transition Services from an alternate source, at such Service Recipient’s sole cost and expense, and without liability to the non-performing Service Provider, for the period and to the extent reasonably necessitated by such non-performance pursuant to Section 2.7(a).  No Service Recipient shall be obligated to pay any Service Provider for any Transition Services during any period when such Service Provider is not providing itself, or through a Third Party, such Transition Services.  The Service Recipient shall use commercially reasonable efforts to mitigate the economic or commercial impact upon such Service Recipient related to or arising from any Force Majeure Event.

(c)                                  Subject to Section 2.7(b), the Parties hereto agree that this Section 2.7 shall not otherwise be construed so as to excuse a Party hereto of its obligations to otherwise perform in accordance with Article III at all other times during the term of this Agreement.

Section 2.8                                                              Obligations.  The provision of Transition Services hereunder is subject to the following:

(a)                                  No Service Provider, nor any of its Affiliates, shall be liable for any action or inaction taken or omitted to be taken by it or a relevant Third Party pursuant to, and in accordance with, instructions received from the relevant Service Recipient;

(b)                                 Each Service Provider, its Affiliates, and any Third Party providing Transition Services at such Service Provider’s direction may rely upon any notice or other communication of any nature with or from the relevant Service Recipient or its Affiliates (written or oral, including telephone conversations and e-mails, whether or not such notice or other communication is made in a manner permitted or required by this Agreement), and neither such Service Provider nor any of its Affiliates shall have any duty to verify the identity or authority of a representative of a Service Recipient or its Affiliates signing or making any such notice or communication;

(c)                                  Each Service Provider, its Affiliates, and any Third Party providing Transition Services at such Service Provider’s direction may refuse to take any action requested by a Service Recipient if it is not an action required to be taken under this Agreement.  Any services provided beyond the scope of the Transition Services shall be billed on such basis as the Parties hereto may mutually agree upon from time to time;

(d)                                 No Service Provider shall have any obligation to perform any Transition Service to the extent that performing such Transition Service is dependent upon, or otherwise requires, any Service Recipient or any of its Affiliates to perform some service, operation or function prior to such Service Provider performing any such Transition Service unless such Service Recipient or its Affiliates shall have, in fact, prior to when such Service Provider is required to perform such Transition Service, performed such other service, operation or function consistent with commercially reasonable business practices;

(e)                                  Each Service Recipient shall, during the term of this Agreement, comply in all material respects with any applicable Law (or demand or requirement of any Governmental Authority) relating to the use of the Transition Services;

(f)                                    Each Service Recipient and its Affiliates shall not, and shall cause any of their employees not to, break, bypass or circumvent, or attempt to break, bypass or circumvent any security system of any Service Provider or any of its respective Affiliates or any Third Party providing Transition Services hereunder or obtain access to any program or data other than that to which access has been specifically granted by such Service Provider or any of its Affiliates or any Third Party providing Transition Services hereunder; and

(g)                                 Each Service Recipient shall cause its representatives and employees receiving the Transition Services or working with any Service Provider in connection with the provision of Transition Services to at all times comply with all reasonable physical and technological security rules, policies and procedures of such Service Provider, its respective Affiliates and any relevant Third Party and of which such Service Provider has made such Service Recipient aware.

Section 2.9                                      Service Coordinators.  Each of Seller and Buyer shall identify one of its employees to serve as the primary point of contact (the “Service Coordinator”) for the other

Party hereto with respect to the Transition Services.  Each of Seller and Buyer shall cause its Service Coordinator to be reasonably available to the other Party hereto to facilitate communication among the Parties and the identification, awareness and resolution of any interruption, deficiency or concern with respect to the Transition Services.

ARTICLE III

FEES AND PAYMENT

Section 3.1                                      Fees.  The fees payable for any Transition Service (the “Fees”) shall be set forth on Exhibit A or Exhibit B, as applicable.

Section 3.2                                      Invoice and Payment.  During the term of this Agreement, Seller shall invoice Buyer, and Buyer shall invoice Seller, as applicable, for the Fees in respect of Transition Services provided prior to the date of such invoice no more frequently than once every calendar month. Each such invoice shall be accompanied by copies of invoices from any Third Party with respect to any Third-Party Expenses included in the invoiced Fees.  The actual date of notification of amounts due and the Invoice Due Date (defined below) will be determined according to, as applicable, Seller’s or Buyer’s regular business practices and systems capabilities.  The “Invoice Due Date” for purposes of this Agreement shall mean payment will be due within one calendar month of receipt of the invoice.  Each of Buyer and Seller shall pay any payment due under any invoice on or before the applicable Invoice Due Date.

Section 3.3                                      Disputes and Resolution.  Each Party shall promptly notify the other Party in writing of any amounts billed to the first Party that the first Party, in good faith, determines to be in dispute along with a reasonable description of such Party’s reason for disputing such amounts.  Upon receipt of such notice, the Service Provider will research the items in question in a reasonably prompt manner and cooperate with the other Party to resolve any such dispute.  Any such dispute shall not relieve either Party of any obligation pursuant to this Agreement, including the obligations (a) to make prompt payment pursuant to Section 3.2 and (b) to provide the Transition Services.  However, in the event that the Parties agree, or an arbitrator or court of competent jurisdiction determines, that any amount that was paid was not properly owed, the Party that received such amount shall refund such amount to the applicable other Party within five (5) Business Days of such agreement (or, alternatively, at the option of such applicable other Party, such amount may be deducted from the amount payable under the next invoice submitted for payment to such other Party).

ARTICLE IV

DISCLAIMER AND LIMITATION OF LIABILITY

Section 4.1                                      Disclaimer of Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE PURCHASE AGREEMENT, EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE TRANSITION SERVICES TO BE PROVIDED BY IT OR OTHERWISE WITH RESPECT TO THIS AGREEMENT.  NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE PURCHASE AGREEMENT.

Section 4.2                                      Limitation on Certain Damages.  NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY AFFILIATES OF THE OTHER FOR ANY SPECIAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS OR REVENUE OR ANY DIMINUTION OF VALUE) RESULTING OR ARISING FROM THIS AGREEMENT, INCLUDING THE TRANSITION SERVICES, ANY PERFORMANCE OR NONPERFORMANCE OF THE TRANSITION SERVICES OR TERMINATION OF THE TRANSITION SERVICES REGARDLESS OF WHETHER SUCH DAMAGES OR OTHER RELIEF ARE SOUGHT BASED ON BREACH OF WARRANTY, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, IN TORT (INTENTIONAL OR OTHERWISE), OR ANY OTHER LEGAL OR EQUITABLE THEORY, EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 4.3                                      Limitation of Liability.  The maximum liability of any Service Provider and its Affiliates to the relevant Service Recipient and any of its Affiliates for breach of this Agreement by such Service Provider shall be an amount not to exceed the greater of (a) the Fee paid by the relevant Service Recipient to such Service Provider for the particular Transition Service giving rise to the claim and (b) the relevant Service Recipient’s cost of obtaining the particular Transition Service from a Third Party during the remainder of the applicable Service Term (if such Service Recipient is unable to perform the particular Transition Service itself); provided that such Service Recipient and its Affiliates shall exercise all commercially reasonable efforts to minimize the cost of any such alternatives to the Transition Services by selecting the most cost-effective alternatives that provide a reasonably comparable equivalent of the particular Transition Services replaced; provided, further, however, such Service Recipient’s cost pursuant to clause (b) above shall be deemed to be the lesser of (y) such Service Recipient’s actual cost or (z) the Fee that would have been paid by such Service Recipient to the relevant Service Provider for the particular Transition Service if the relevant Service Provider or its Affiliate had not breached this Agreement, multiplied by one hundred fifteen percent (115%).

ARTICLE V

OWNERSHIP OF ASSETS

Section 5.1                                      Service Provider Systems.  Any information system, software, computer network, database or data file owned, licensed, leased or provided by any Service Provider or any of its Affiliates that is used by such Service Provider or any of its Affiliates in connection with provision of any Transition Service, each as modified, maintained or enhanced from time to time by such Service Provider, any of its Affiliates or any relevant Third Party (collectively, the “Service Provider Systems”) shall remain the sole and exclusive property of such Service Provider or its Affiliates, as the case may be.  Under no circumstances will any Service Recipient or any of its Affiliates obtain any ownership right or license in or to (a) any custom development work performed hereunder by any Service Provider, its Affiliates or Third Parties working at the direction of such Service Provider or its Affiliates, (b) any intellectual property of such Service Provider or its respective Affiliates, or (c) any of the Service Provider Systems not previously owned or licensed by the relevant Service Recipient.

Section 5.2                                      Service Recipient Data.  Any software, database, data file, record or other information owned, licensed, leased or provided by any Service Recipient or any of its Affiliates that is provided to, or stored or accessed by, any Service Provider or any of its Affiliates in connection with any Transition Service, each as modified, maintained or enhanced from time to time by such Service Recipient, any of its Affiliates or any relevant Third Party (collectively, the “Service Recipient Data”) shall remain the sole and exclusive property of such Service Recipient or its Affiliates, as the case may be.  Upon the request of any Service Recipient, with respect to any Service Recipient Data in the possession of any Service Provider, its Affiliates or any Third Party under the direction of such Service Provider or its Affiliates, such Service Provider shall use its commercially reasonable efforts (a) to allow such Service Recipient to obtain a copy of such Service Recipient Data and/or (b) to destroy such Service Recipient Data.

Section 5.3                                      Other Assets.  All procedures, methods, systems, strategies, tools, equipment, facilities and other resources owned, licensed or leased by any Party or its Affiliates and used or provided by such Party, any of its Affiliates or any relevant Third Party in connection with this Agreement shall remain the property of such Party or its Affiliates and, except as otherwise provided herein, shall at all times be under the sole direction and control of such Party, its Affiliates or such Third Party.

ARTICLE VI

INDEMNIFICATION

Section 6.1                                      Indemnification.

(a)                                  Subject to the limitations set forth in Article IV, each Service Recipient shall save, defend, indemnify and hold harmless each Service Provider and its Affiliates, officers, directors, employees, agents, successors and assigns from and against any and all Losses in connection with the performance of any Transition Services by such Service Provider hereunder, except to the extent (i) resulting from such Service Provider’s or any of its Affiliate’s gross negligence or willful misconduct in connection with this Agreement or (ii) such Service Provider actually receives payment of indemnification for such Loss from a Third Party in connection with the performance of such Transition Service by such Third Party on behalf of such Service Provider.

(b)                                 Subject to the limitations set forth in Article IV, each Service Provider shall save, defend, indemnify and hold harmless each Service Recipient and its Affiliates, officers, directors, employees, agents, successors and assigns from and against any and all Losses in connection with the performance of any Transition Services by such Service Provider hereunder to the extent (i) resulting from such Service Provider’s or any of its Affiliate’s gross negligence or willful misconduct in connection with this Agreement or (ii) such Service Provider actually receives payment of indemnification for such Loss from a Third Party in connection with the performance of such Transition Service by such Third Party on behalf of such Service Provider.

ARTICLE VII

TERM AND TERMINATION

Section 7.1                                      Term.

(a)                                  Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the date hereof and shall end on the earliest of:  (i) the date all Service Terms have expired in accordance with the terms of this Agreement, (ii) the date all Transition Services have been terminated in accordance with the terms of this Agreement or (iii) the date on which this Agreement is terminated pursuant to Section 7.3.

(b)                                 Term of Services.  Each Service Provider shall provide each Transition Service beginning on the date hereof, or as otherwise set forth in Exhibit A or Exhibit B, as applicable, or agreed to by each of the Parties hereto in writing, and continuing for a period equal to the service term set forth in Exhibit A or Exhibit B, as applicable (the “Service Term”), or as otherwise agreed to by each of the Parties hereto in writing, unless sooner terminated in accordance with the provisions of this Agreement.

Section 7.2                                      Termination of Services.

(a)                                  Termination by Service Recipient.  Each Service Recipient may terminate its right to receive any particular Transition Services for any or no reason, by providing the relevant Service Provider written notice of termination (the “Termination Notice”), not less than thirty (30) days prior to the date on which such Transition Services shall be terminated (the “Termination Date”) setting forth in reasonable detail such Transition Services to be terminated (the “Terminated Services”) and the Termination Date for each Terminated Service.

(b)                                 Termination for Breach.  If any Party materially breaches any of its obligations under this Agreement with respect to any Transition Services received by such Party or its Affiliates (other than with respect to nonpayment of Fees, which is covered by Section 7.3(b)), and does not cure such default within twenty (20) Business Days after receiving written notice thereof from the non-breaching Party, then the non-breaching Party may, at its option, terminate any Transition Services affected by such breach by providing written notice of such termination to the breaching Party, for which termination the effective Termination Date shall be the date of receipt of such written notice.

(c)                                  Termination for Illegal Agreement.  If a final and non-appealable order has been entered determining that the provision or use of any of the Transition Services hereunder violates any applicable Law, then any Party hereto may terminate such Transition Services by providing written notice of such termination to the other Party, for which termination the effective Termination Date shall be the date of receipt of such written notice.

(d)                                 Procedures on Termination of Services.  Beginning on the Termination Date, the applicable Service Recipient shall not be obligated to pay any Fees in connection with such Terminated Services other than Fees owed by such Service Recipient to the relevant Service Provider for such Terminated Services rendered prior to the Termination Date (including a pro-

rated amount for the month in which such termination occurs) for which payment has not yet been made.  Any Termination Notice delivered pursuant to this Section 7.2 shall be irrevocable.

Section 7.3                                      Termination of the Transition Services Agreement.

(a)                                  By Mutual Consent.  This Agreement may be terminated by mutual written consent of the Parties in writing at any time.

(b)                                 Termination for Non-Payment.  Each Service Provider may terminate this Agreement (to be effective immediately) if the relevant Service Recipient fails to pay any Fees by the applicable Invoice Due Date; provided that such Service Provider has given the relevant Service Recipient written notice of such failure to pay, and such Service Recipient has not cured such failure to pay within fifteen (15) Business Days following the date of such written notice.

(c)                                  Bankruptcy Termination.  This Agreement may be terminated by either Party hereto upon at least thirty (30) days prior written notice if the other Party hereto is declared insolvent or bankrupt, or makes an assignment for the benefit of creditors, or a receiver is appointed or any proceeding is demanded by, for or against the other under any provision of the Federal Bankruptcy Act.  Any termination of this Agreement pursuant to this Section 7.3(c) shall be without prejudice to any rights or obligations of the Parties hereto accruing prior to such termination including the right to payment of unpaid Fees and reimbursable costs owing for Transition Services performed prior to termination.

Section 7.4                                      Procedures on Termination of the Agreement.  Following any termination of this Agreement or termination of any services to be rendered hereunder, each Party hereto will cooperate with the other Party, at the other Party’s expense, as reasonably necessary to avoid material disruption of the ordinary course of the other Party’s and its Affiliates’ businesses.

Section 7.5                                      Effect of Termination; Survival.  Upon the expiration of the Term, this Agreement will be of no further force and effect; provided that no Party shall be relieved of any liability for any breach or nonfulfillment of any provision of this Agreement or any obligations under Article VI prior to the expiration of the Term (including any liability to pay for Transition Services provided, or expenses incurred in connection therewith, prior to termination); provided, further, that any claims relating to such breach or nonfulfillment or for indemnification under Article VI shall have been made in writing within six (6) months after the expiration of the Term.  Notwithstanding the foregoing, Articles IV, V, VI and IX, and this Section 8.5 shall survive any expiration or termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1                                      Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

Section 8.2                                      Waiver.  No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of either Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

Section 8.3                                      Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be given or made and shall be deemed to have been given in accordance with Section 10.5 of the Purchase Agreement.

Section 8.4                                      Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 8.5                                      Entire Agreement.  This Agreement (including the Exhibits hereto and references to the Purchase Agreement herein) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings between the Parties with respect to the subject matter hereof and thereof.  Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 8.6                                      No Third-Party Beneficiaries.  Except as provided in Article VI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 8.7                                      Governing Law; Arbitration; Submission to Jurisdiction, Enforcement.  The provisions of Sections 10.9, 10.10, 10.11 and 10.15 of the Purchase Agreement are hereby incorporated by reference.

Section 8.8                                      Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that any Service Recipient may assign this Agreement to any Subsidiary of such Service Recipient without the prior consent of the relevant Service Provider; provided further, that any Service Provider may assign any of its rights under this Agreement to one or more Affiliates of such Service Provider without the consent of the relevant Service Recipient; provided still further, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 8.9                                      Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.10                                Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.11                                Counterparts.  This Agreement may be executed in two or more counterparts, including electronic counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

[Signature page follows on next page]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPECIALIZED TECHNOLOGY RESOURCES, INC., a Delaware corporation

By:	/s/ Barry A. Morris
Name: Barry A. Morris
Title: Executive Vice President &
Chief Financial Officer

UNDERWRITERS LABORATORIES, INC.
a Delaware non-stock corporation

By:	/s/ Jason Fischer
Name: Jason Fischer
Title: Vice President, Mergers & Acquisitions

[Signature Page to Transition Services Agreement]

Exhibit A

The following specific short-term post-close transition services will be provided by the Seller to the Buyer.

Accounting and Finance

1)             U.S. Accounting & Financial Reporting — Seller will provide consultation and transitional support to help Buyer prepare the month-end consolidated reporting of financial results for the Business.  The Seller’s Controller and Principal Accounting Officer will determine which of the Seller’s personnel will be responsible for providing this Transition Service.  Specifically, the Seller will create a consolidated Business trial balance at the Oracle G/L account-level, including proper elimination, based on the information provided by each Company.  The Seller has no responsibility to ensure the accuracy of the amounts reported by each Company entity or to prepare financial statements.  To execute its performance obligations under this Agreement, the Seller will use commercially reasonable efforts to:

•                  Upload the Oracle G/L account-level data from all of the Companies that use Oracle

•                  Enter all Companies not using Oracle

•                  Perform intercompany eliminations for the Companies

•                  Provide training to UL Finance & Accounting employee(s) who will participate in the Business monthly close process during the period of the term of this Transition Service

•                  Advise on historical accounting treatment, as needed, subject to a material adverse effect on the Seller’s on-going business.

The Seller will use commercially reasonable efforts to provide the consolidated Business trial balance at the Oracle G/L account-level by the 10th Business Day of the month following the month being reported.

This Transition Service will expire after six month-end closings, subject to a 30-day notice of early termination.  The Fee for this Transition Service will be an hourly rate for each of Seller’s employees of $100 per hour, plus reimbursement of expenses.

Tax

2)             U.S. Tax Consultation — Seller will provide transitional support to Buyer with respect to annual income tax and sales/use tax filings of the Business and will participate in brief “question and answer” discussions on property and income tax issues of the Business during the term of this Transition Service, which shall be a period of 3 months after the Closing

Date, subject to a 30-day notice of early termination.  Specifically, the transition services would include:

•      Access to the Seller’s personnel (to the extent they will not become UL employees as a result of the transaction) responsible for the information gathering and reporting processes for state income and sales/use tax nexus information of the Business (apportionment details for income tax filings, sales/use tax reporting details).

•      Access to the Seller’s personnel (to the extent they will not become UL employees as a result of the transaction) who were responsible for tax filings by jurisdiction of the Business prior to the Closing; and copies of workpapers and/or policies/procedures related to such filings.

Access includes: interview with persons were involved from the beginning (gathering of information) to the end (filing of the reports/returns) of the various tax processes of the Business prior to the Closing; availability of workpapers that detail the filing and policies/procedures that document such tax processes, for review and discussions with persons involved.  The anticipated aggregate hours associated with this task for Seller’s personnel (to the extent they will not become UL employees as a result of the transaction) are 30 hours.  If the anticipated level of hours will not be sufficient, Buyer will notify Seller via e-mail within two Business Days and Seller will use reasonable commercial efforts to provide the necessary assistance subject to a material adverse effect on the Seller’s ongoing business.  The Fee for this Transition Service will be an hourly rate for each of Seller’s employees of $100 per hour, plus reimbursement of expenses.

Legal

3)             Legal support — Following a written request from Buyer setting forth in reasonable detail copies of existing legal documentation related to Business prior to the Closing required by Buyer to conduct the Business, Seller will use commercially reasonable efforts to provide copies of the requested documentation.  This transition service will expire in 90 days, subject to a 30-day notice of early termination.  Buyer shall (i) reimburse Seller for reasonable legal fees and expenses of outside counsel in connection with rendering the services under this Agreement, and (ii) for services performed by Seller’s general counsel, pay to Seller a fee at the hourly rate of $400, plus reimbursement of expenses.

Payroll and Benefits

4)             Seller will provide the following transitional payroll and employee benefit services:

a)              Payroll Services — Until the earlier of December 31, 2011 or the termination of this Agreement, Seller will provide payroll processing services with respect to Continuing Employees after the Closing.

b)              Welfare Plans — Until the earlier of December 31, 2011 or the termination of this Agreement, Seller will allow Continuing Employees of  DomesticCo (and any Subsidiary of DomesticCo) that participated in such plans prior to the Closing to continue participating in the Seller’s medical, prescription drug, dental, vision, short and long term disability and  group term life insurance plans, on the same terms as employees of the Seller (subject to the terms of the plans).

c)              401(k) Benefit Plans — Until the earlier of December 31, 2011 or the termination of this Agreement, Seller will allow DomesticCo to be a participating employer under the STR Employees’ 401(k) and Profit Sharing Plan administered by Seller, such that (i) any Continuing Employees employed by DomesticCo after the Closing may continue to participate in such plan on the same terms as employees of the Seller or (ii) any Continuing Employees employed by a Subsidiary of DomesticCo (excluding Shuster Laboratories, Inc.) after the Closing that participated in such plan prior to the Closing may continue to participate in such plan on the same terms as employees of the Seller.  Until the earlier of December 31, 2011 or the termination of this Agreement, Seller will allow Shuster Laboratories, Inc. to be a participating employer under the Shuster Laboratories. Inc. 401(k) Retirement Plan administered by Seller, such that any Continuing Employees employed by Shuster Laboratories, Inc. after the Closing may continue to participate in such plan on the same terms as employees of the Seller

The Fee for Transition Services under this Section 4 will be the additional costs associated with the provision of these transition services for the benefit of Continuing Employees by any Third Party.  In addition, for services performed by Chris Holm, Buyer shall pay to the Seller an hourly rate of $250/hour, plus reimbursement of reasonable expenses.  Direct Costs for claims incurred in the provision of benefits under the welfare plans described in this Section 4 will be paid by Seller and billed to the Buyer.  It is the express intent of the Buyer and the Seller that service costs associated with the administration of the   Seller’s employee benefits plans shall not exceed reasonable compensation for such services as defined in 29 C.F.R. (s)2550.408c-2.

IT Services

5)             “Strus.com” Domain — Seller will set up an email forwarding service with a reputable cloud email service provider in order to (i) forward the email traffic for employees of Seller and its Affiliates following the Closing whose email domain utilizes “strus.com” to the email servers of Seller and its Affiliates and (ii) forward the email traffic for employees of Buyer and its

Affiliates (including the Companies) following the Closing whose email domain utilizes “strus.com” to the email servers of Buyer and its Affiliates (including the Companies).  Any changes to the initial configuration of this service must be mutually reviewed and agreed to by IT representatives from both Seller and Buyer to ensure that changes will not disrupt the services to either Seller or Buyer.  A representative from each of Seller and Buyer will be placed onto the account with capabilities to perform administrative tasks, such as adding and deleting personnel subject to this email routing service.  Seller shall permit the remainder of the application and web site traffic destined for the “strus.com” domain to be pointed to the servers of Buyer and its Affiliates (including the Companies) to continue application access for those application transferring to UL that utilize the “strus.com” domain.  The transition services described in this paragraph 5 will be provided for period of up to one year after the Closing, which may be extended for up to an additional six months at the request of Buyer if Buyer has not then completed migration of its systems to alternate domains, upon the consent of Seller, which may not be unreasonably withheld.

*          *          *          *          *

Additional Services

Additional Services — to the extent that the Buyer needs additional services, the Seller and the Buyer will meet and develop a mutually-agreed upon scope of service and fee for the service.

Exhibit B

IT Services

Pursuant to the transactions contemplated by the Purchase Agreement, following the Closing, the Buyer will own and control the IT environment and data center located in Enfield, Connecticut (the “Enfield Data Center”), which is used in the operation of the Business and the other businesses of the Seller.  For up to a period of 90 days following the Closing, for the Fees set forth below, the Buyer shall provide the Seller with the services related to the Enfield Data Center required to maintain the operations of the other businesses of the Seller and to separate and migrate the Seller’s operations from the Enfield Data Center to its own, separate IT environment and data center, as more specifically described below:

Routine Day to Day Operational Support

Definition of Support: Support refers to the continued monitoring, operations and defect/outage remediation for the outlined IT environments, including both production and non-production instances.

IT Applications Support — Buyer will support, operate and maintain the shared business applications and the Seller’s dedicated business applications, at pre-close operational performance and availability service levels.

•                  These applications include: Oracle Financials, Microsoft Active Directory and its entire support stack, Microsoft Exchange (Mail) and related supporting systems such as email anti-virus, anti-SPAM and email archiving, InfoSTReam employee intranet IQMS, Prophix, iLMS and all public facing Web Sites.

•                  Planned outages or changes to any of these environments must be agreed to prior to any changes going into production and must adhere to the current production change process.

•                  These services will be provided for a period of up to 90 days after the Closing.

IT Infrastructure Support — Buyer will support and operate the entire worldwide IT infrastructure, which will continue to provide traffic and services support for the Business and the Seller and its Affiliates at pre-close operational, availability and security service levels.

•                  The IT infrastructure includes:  Enfield Data Center, Seller’s worldwide Local Area Networks (LANs), Seller’s worldwide Wide Area Network (WAN), all world-wide servers, all world-wide storage and all world-wide supporting components including but not limited to routers, switches, firewalls, VPN appliances, tape back-up systems, phone systems, data center environmental systems such as electrical and HVAC, load-balancers, anti-spam services, anti-virus services and DNS services.

•                  Planned outages or changes to any of these environments must be agreed to prior to any changes going into production and must adhere to the current production change process.

•                  These services will be provided for a period of up to 90 days after the Closing.

IT ISP Connectivity Support - Buyer will support and operate the worldwide ISP and voice connections that support connectivity to the Seller’s worldwide locations at pre-close operational, availability and security service levels.

•                  The IT ISP and voice connectivity includes, but is not limited to:  all worldwide voice circuits along with, the shared dual circuits into the Enfield Data Center, dual circuits into the Somers, CT Plant, dual circuits into the East Windsor, CT Plant, dual circuits into the St. Augustine, FL Plant, dual circuits into the Llanera, Spain Plant, dual circuits into the Gelang Patah, Malaysia Plant, along with the circuit into the King St Enfield, CT corporate office.

•                  Planned outages or changes to any of these connections must be agreed to prior to any changes going into production and must adhere to the current production change process.

•                  These services will be provided for a period of up to 90 days after the Closing.

Separation and Migration

Buyer’s staff (which was acquired from Seller pursuant to the transactions contemplated by the Purchase Agreement) will continue to lead and perform the project work associated separating the Seller’s operations from the Enfield Data Center and migrating them to Seller’s own, separate IT environment and data center.  Upon completion of each project noted below, each of the Buyer and the Seller shall provide written confirm of completion and support will be provided on the terms above.

Migration of STR Solar to alternative Data Center — Buyer will separate the Seller’s operations from the Enfield Data Center and migrate them to Seller’s own, separate IT environment and data center, which will consist of a new platform to replace hardware and software currently shared with the Business including, but not limited to:  ISP Circuit(s), The Core Network backbone, Active Directory, Web Sites, Blackberry Enterprise Server, Intranet, Infrastructure Management Services, Tape Backups and Management Server.  Buyer will migrate the Seller’s operation of the shared hardware and software systems described above and “dedicated” software systems to the alternative data center location including, but not limited to, the above referenced Shared hardware and software platforms, plus, IQMS and related peripheral equipment, Citrix/Terminal Services, Prophix, Exchange 2010, archival copy of Oracle Financials, and iLMS.  These services will be provided for a period of up to 90 days after the Closing.

Protection of Confidential Information — Buyer will remove the Seller’s proprietary and confidential data from both the Oracle Financials instance to be turned over to Buyer, and from the Intranet instance to be turned over to Buyer.  Purging of Seller’s proprietary and confidential financial data from Oracle is to be performed by a 3rd party contracted firm at the Seller’s expense.  Pursuant to this service of Buyer, Buyer will provide any additional support for this activity over and above the efforts of the 3rd party.  These services will be provided for a period of up to 90 days after the Closing.

Final Active Directory Domain Separation — After the Seller’s own, separate IT environment is built, Buyer shall migrate the server platforms and users into the new domain,

and break the Active Directory “trusts” between the Buyer’s and Seller’s WANs.  If it is deemed necessary, Buyer’s staff will perform on-site domain migration activities at each of the Seller’s facilities.  The travel expenses related to these trips will be borne and paid directly to the extent possible, and otherwise reimbursed by, the Seller.  These services will be provided for a period of up to 90 days after the Closing.

Fee Schedule

The Fees for the services of the Buyer provided under this Exhibit B shall be as follows:

1. Fixed Infrastructure Usage:	$5,333/mo.
(includes: circuit usage, utilization of infrastructure h/w and s/w)
2. Staff Utilization — Time and Materials:	$100/hr
(includes full time employee time for monitoring and remediation, along with non-T&E expenses)
3. Travel and Expenses:	Reimbursed by Seller

Hong Kong Office Space

For a period of up to 6 months following the Closing, Buyer will provide office space and resources in the Hong Kong facility of the Business to two employees of Seller, Kitty Lee and Cannis Chang, that is substantially similar to the space and resources provided in such facility to such employees prior to the Closing.  For the avoidance of doubt, such employees may be relocated within such facility.

Wind-down of Seller’s Subsidiary in India

For a period of up to one year following the Closing, Buyer will provide up to an aggregate of 40 hours of the services of Aditi Choudhury, or her replacement as Controller of STR Labs Pvt. Ltd., to the Seller solely for the purposes of assisting Seller with the wind-down and termination of STR India Pt. Ltd., a subsidiary of Seller.